Exhibit 99.1

BEACON ANNOUNCES DEPARTURE OF CHIEF HUMAN RESOURCES OFFICER CHRISTOPHER A. HARRISON

HERNDON, Va.—(BUSINESS WIRE)—April 7, 2021—Beacon (Nasdaq: BECN) (the “Company”) announced today Executive Vice President & Chief Human Resources Officer Christopher A. Harrison will be leaving the Company later this fiscal year. The Company has initiated a nationwide search for Mr. Harrison’s successor. Mr. Harrison will remain CHRO and work closely with President & Chief Executive Officer Julian Francis until his successor is appointed. He then will support the transition of his responsibilities until his departure, which is expected to occur during the Company’s third quarter.

“Chris has been a valued senior executive and business partner throughout his time with the Company and his contributions were significant in helping Beacon grow from $2.2 billion in revenue in 2014 to a $6 billion Fortune 500 company today. As a trusted advisor and a highly respected mentor and coach, Chris has transformed our talent system, environmental health & safety, and diversity & inclusion strategies, resulting in a winning culture that is creating a sustainable competitive advantage,” said Julian Francis, President and Chief Executive Officer. “On behalf of the Board, the Executive Committee, and all Beacon team members, I want to thank Chris for his leadership, dedication and the personal sacrifices he made commuting to Virginia for the better part of six and a half years with the Company. His partnership and counsel over the past 18 months have been invaluable to me and I wish him the very best.”

“I could not be prouder to have been a part of the significant growth of this great company, working closely with such talented and passionate people,” said Mr. Harrison. “I am thrilled to have partnered with Julian in building the organization for the next phases of Beacon’s journey, and I am excited to now have the opportunity to be closer to home and family as I take on new challenges. Beacon is in excellent hands with Julian and our Board, and I look forward to its continued success.”

About Beacon

Founded in 1928, Beacon is a Fortune 500, publicly traded distributor of roofing materials and complementary building products in North America, operating over 400 branches throughout all 50 states in the U.S. and 6 provinces in Canada. Beacon serves an extensive base of over 90,000 customers, utilizing its vast branch network and diverse service offerings to provide high-quality products and support throughout the entire business lifecycle. Beacon offers its own private label brand, TRI-BUILT, and has a proprietary digital account management suite, Beacon PRO+, which allows customers to manage their businesses online. Beacon’s stock is traded on the Nasdaq Global Select Market under the ticker symbol BECN. To learn more about Beacon, please visit www.becn.com.

INVESTOR CONTACT	MEDIA CONTACT
James Wilson	Jennifer Lewis
VP Finance & Treasurer	VP, Communications and Corporate Social Responsibility
Jim.Wilson@becn.com	Jennifer.Lewis@becn.com
571-306-7501	571-752-1048